UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 23, 2016

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of CEO Agreements

Effective March 23, 2016, School Specialty, Inc. (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Joseph M. Yorio, the President and Chief Executive Officer of the Company, that made certain amendments to the employment agreement between the Company and Mr. Yorio dated April 23, 2014.  The amendments include, among other things, the following:

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Section 1.2 of the Employment Agreement has been revised to provide that the initial employment term will end on December 29, 2018 and shall be automatically extended on December 29, 2018 and the last day of each fiscal year thereafter until the end of the next succeeding fiscal year  unless either party gives the other party notice of termination no later than November 1st of the year in which the initial employment term or the extended employment term is to end; and

•

Section 3 of the Employment Agreement has been revised to provide that if the Company terminates Mr. Yorio’s employment by giving timely notice of non-extension of his employment term, then in addition to the benefits to which he was previously entitled under these circumstances, Mr. Yorio will be entitled to receive the same severance payments to which he is entitled if his employment is terminated by the Company without cause.

Effective on the same date, the Company entered into an amended and restated stock option agreement with Mr. Yorio (the “Option Agreement”), that made certain amendments to the stock option agreement between the Company and Mr. Yorio dated April 24, 2014.  The amendments include, among other things, the following:

•

The option exercisability provisions have been revised to provide that any unvested portions of the options will vest and become exercisable upon a change in control, which is consistent with the option exercisability provisions of the options held by the Company’s other senior executive officers; and

•

The option expiration rules have been revised to permit the option to be exercised following termination of Mr. Yorio’s employment upon the Company’s nonextension of the Employment Agreement for the same period of time during which he is entitled to exercise the option if he is terminated by the Company without cause or he resigns with good reason.

The foregoing descriptions of the Employment Agreement and the Option Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and the Option Agreement, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Grants Under 2014 Incentive Plan

On March 23, 2016, the Compensation Committee of the Board of Directors of the Company granted an aggregate of 28,054 restricted stock units under the Company’s 2014 Incentive Plan to members of the Company’s senior management.  The restricted stock units are performance-based and will vest on the third anniversary of the date of grant based on the 15 day volume weighted average price of the Company’s common stock (the “15 Day VWAP”) on the vesting date.  The percentage of restricted stock units that will vest on the vesting date is set forth on a vesting schedule in the restricted stock unit agreement.  No restricted stock units will vest at a 15 Day VWAP of less than $108 per share and 100% of the restricted stock units will vest at a 15 Day VWAP of at least $148 per share.  In the event of a change in control prior to the three year anniversary of the date of grant, the restricted stock units will vest in accordance with the schedule referenced above, substituting the change in control price for the 15 Day VWAP.  Any restricted stock units that vest will be settled in shares of Company common stock on a 1-for-1 basis.  The restricted stock unit grants will be confirmed by the execution of a restricted stock unit agreement between the Company and each executive.

The foregoing description of the restricted stock units does not purport to be complete and is qualified in its entirety by the text of the form of restricted stock unit agreement, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between School Specialty, Inc. and Joseph M. Yorio, dated as of March 23, 2016.

10.2	Amended and Restated Stock Option Agreement by and between School Specialty, Inc. and Joseph M. Yorio, dated as of March 23, 2016.

10.3	Form of Restricted Stock Unit Award Agreement under the 2014 Incentive Plan of School Specialty, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: March 23, 2016	By: /s/ Ryan Bohr
Ryan Bohr Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between School Specialty, Inc. and Joseph M. Yorio, dated as of March 23, 2016.

10.2	Amended and Restated Stock Option Agreement by and between School Specialty, Inc. and Joseph M. Yorio, dated as of March 23, 2016.

10.3	Form of Restricted Stock Unit Agreement under the 2014 Incentive Plan of School Specialty, Inc.

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